Exhibit 99.2

BEST BUY CO., INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
Financials Recast for New Fiscal Year
($ in millions)
(Unaudited and subject to reclassification)

	Fiscal Year 2011	Fiscal Year 2012
	Twelve Months Ended	Three Months Ended	Six Months Ended	Nine Months Ended	Twelve Months Ended
	1/29/2011	4/30/2011	7/30/2011	10/29/2011	1/28/2012
OPERATING ACTIVITIES
Net earnings (loss) including noncontrolling interests	$1,374	$239	$350	$524	$(69)
Adjustments to reconcile net earnings to total cash provided by operating activities:
Depreciation and amortization of definite-lived intangible assets	982	237	478	708	932
Goodwill impairment	—	—	—	—	1,207
Realized gain on sale of investments	—	—	—	—	(55)
Other operating activities, net	60	(114)	(293)	(199)	434
Changes in certain operating assets and liabilities, net of acquired assets and liabilities:
Receivables	(327)	616	476	322	(256)
Merchandise inventories	(873)	926	659	(393)	524
Accounts payable	—	(561)	(501)	938	353
Total cash provided by operating activities	1,216	1,343	1,169	1,900	3,070

INVESTING ACTIVITIES
Additions to property and equipment	(706)	(172)	(377)	(580)	(747)
Other, net	163	29	(65)	25	82
Total cash used in investing activities	(543)	(143)	(442)	(555)	(665)

FINANCING ACTIVITIES
Repurchase of common stock	(1,193)	(260)	(737)	(1,056)	(1,368)
Borrowings (repayments) of debt, net	(99)	461	809	581	513
Payment to noncontrolling interest	—	—	—	—	(1,303)
Other, net	(62)	36	(76)	(136)	(191)
Total cash (used in) provided by financing activities	(1,354)	237	(4)	(611)	(2,349)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	24	18	18	1	7

(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(657)	1,455	741	735	63

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	1,995	1,338	1,338	1,338	1,338

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$1,338	$2,793	$2,079	$2,073	$1,401

Total cash provided by operating activities	$1,216	$1,343	$1,169	$1,900	$3,070
Additions to property and equipment	(706)	(172)	(377)	(580)	(747)
Free cash flow	$510	$1,171	$792	$1,320	$2,323